EXHIBIT 23.2



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement dated May 19, 1999 (to Prospectus dated December 4, 1998) of Alabama Power Company (the "Company") relating to Series J Senior Notes, which is incorporated by reference in Form 8-K of the Company dated May 19, 1999, of our report dated February 2, 1999 on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus Supplement.


                                      /s/  PricewaterhouseCoopers LLP

New York, New York
May 19, 1999